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                                TENDER AGREEMENT

         TENDER AGREEMENT (this "Agreement"), dated as of March 1, 1999, among L-3 Communications Corporation, a Delaware corporation ("Parent"), and the other parties set forth on the signature page hereof (collectively, the "Stockholders").

                                    RECITALS

         Concurrently herewith, Parent, Angel Acquisition Corp., a Delaware corporation and a direct, wholly owned subsidiary of Parent ("Sub"), and Aydin Corporation, a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which Sub agrees to make an offer (the "Offer") for all outstanding share of common stock, par value $1.00 per share (the "Common Stock"), of the Company, at a price of $13.50 per share (the "Offer Price"), net in cash, to be followed by a merger (the "Merger") of Sub with and into the Company.

         As a condition to their willingness to enter into the Merger Agreement and make the Offer, Parent and Sub have required that the Stockholders agree, and the Stockholders have agreed, among other things, to tender the number of shares of Common Stock of each Stockholder set forth on Annex A hereto, together with any additional shares when and if they are acquired (such shares, and any additional shares when and if they are acquired, being referred to herein as the "Shares") pursuant to the Offer and not withdraw any Shares therefrom on the terms and conditions provided for herein.

         The Board of Directors of the Company has exempted this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby so as to render inapplicable Section 203 of the Delaware General Corporation Law ("DGCL") to the transactions contemplated hereby and thereby.


                                   AGREEMENT

         To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:


1. Agreement to Tender. The Stockholders hereby agree to validly tender (or cause the record owner to validly tender) all of their Shares pursuant to and in accordance with the terms of the Offer and not withdraw any Shares therefrom.

2. Voting of Shares. Each Stockholder hereby agrees to (a) vote the Shares in favor of the approval of the Merger Agreement; (b) vote the Shares against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (c) vote the Shares against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to

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discourage the Merger or the Offer. Each Stockholder shall not hereafter purport to vote (or execute a consent with respect to) such Shares (other than in accordance with the requirements of this Section 2) or grant any other proxy or power of attorney with respect to any Shares, deposit any Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of such Shares.

3.       Representations and Warranties.

3.1. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows:

(a) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

(b) No Conflicts. Except for (i) filings under the HSR Act, if applicable, (ii) the applicable requirements of the Exchange Act and the Securities Act, (iii) the applicable requirements of state securities, takeover or blue sky laws and (iv) such notifications, filings, authorizing actions, orders and approvals as may be required under other laws, no filing with, and no permit, authorization, consent or approval of any state, federal, foreign public body or authority is necessary for the execution of this Agreement by Parent.

(c) Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement.

3.2. Representations and Warranties of Stockholders. Each Stockholder, individually and solely as to itself hereby represents and warrants to Parent as follows:

(a) Ownership of Shares. Each Stockholder is the record or beneficial owner of the Shares set forth opposite its name on Annex A hereto and has the power to vote and dispose of such Shares. To each Stockholder's knowledge, such Shares are validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof. Each Stockholder has good title to the Shares, free and clear of any agreements, liens, adverse claims or encumbrances whatsoever with respect to the ownership of or the right to vote such Shares.

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(b)          Power; Binding Agreement. Each Stockholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by each Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly authorized, executed and delivered by each Stockholder and constitutes a valid and binding agreement of each Stockholder, enforceable against each Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

(c) No Conflicts. Except for (i) filings under the HSR Act, if applicable, (ii) the applicable requirements of the Exchange Act and the Securities Act, (iii) the applicable requirements of state securities, takeover or blue sky laws and (iv) such notifications, filings, authorizing actions, orders and approvals as may be required under other laws, (A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign public body or authority is necessary for the execution of this Agreement by each Stockholder and the consummation by each Stockholder of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by each Stockholder nor the consummation by each Stockholder of the transactions contemplated hereby nor compliance by each Stockholder with any of the provisions hereof shall (1) conflict with or result in any breach of any provision of the certificate of incorporation, by-laws, trust or charitable instruments (or similar documents) of such Stockholder, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which such Stockholder is a party or by which they or any of their properties or assets may be bound or
(3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder or any of his or its properties or assets, except in the case of (2) or (3) for violations, breaches or defaults which would not in the aggregate materially impair the ability of such Stockholder to perform its obligations hereunder.

4. Certain Covenants of Stockholder. Each Stockholder hereby covenants and agrees, individually and solely, as to itself as follows:

4.1. No Solicitation. No Stockholder nor any employee, representative or agent of any Stockholder shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Sub, any affiliate or associate of Parent and Sub or any designees of Parent or Sub) concerning any merger, sale of all or any material portion of the assets, sale of shares of capital stock or similar transactions (including an exchange of stock or assets) involving the Company or any subsidiary or division of the Company. If any Stockholder, or any employee, representative or agent of any Stockholder, receives an inquiry or proposal with respect to the sale of Shares, then such Stockholder shall promptly inform Parent

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of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. Each Stockholder shall, and shall cause his or its employees, representatives and agents to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

4.2. Restriction on Transfer and NonInterference. Each Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any Shares; provided that any Stockholder may transfer Shares to any other Stockholder; provided further that as a condition to such transfer, such other Stockholder agrees in writing on terms reasonably acceptable to Parent to become a party to, and agrees to be bound by, to the same extent as the transferring Stockholder, the terms of this Agreement or (b) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing or its obligations under this Agreement.

4.3. Legending of Certificates; Nominees Shares. If requested by Parent, the Stockholders agree to submit to Parent contemporaneously with or promptly following execution of this Agreement all certificates representing their Shares so that Parent may note thereon a legend referring to the rights granted to it by this Agreement. If any of the Shares beneficially owned by the Stockholders are held of record by a brokerage firm in "street name" or in the name of any other nominee (a "Nominee," and, as to such Shares, "Nominee Shares"), the Stockholders agree that, upon written notice by Parent requesting it, the Stockholders will within five days of the giving of such notice execute and deliver to Parent a limited power of attorney in such form as shall be reasonably satisfactory to Parent solely to enable Parent to require the Nominee to (i) enter into an agreement to the same effect as Section 2 hereof with respect to the Nominee Shares held by such Nominee, (ii) tender such Nominee Shares in the Offer pursuant to Section 1 hereof and (iii) submit to Parent the certificates representing such Nominee Shares for notation of the above-referenced legend thereon.

4.4. Stop Transfer Order. In furtherance of this Agreement, concurrently herewith, the Stockholders shall and hereby do authorize the Company's counsel to notify the Company's transfer agent that, except as permitted pursuant to
Section 4.2 of this Agreement, there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the transfer of such Shares).

5. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

6. Adjustments to Prevent Dilution. In the event of a stock dividend or distribution, or any change in the Company's Common Stock by reason of any stock dividend, split-up,

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reclassification, recapitalization, combination or the exchange of shares, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged. In such event, the definitions of "Set Amount" and "Initial Amount" shall be proportionally adjusted.

7.       Miscellaneous.

7.1 Entire Agreement; Assignment. This Agreement (i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise, provided that Parent may assign its rights and obligations hereunder to any direct or indirect wholly owned parent company or subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

7.2. Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

7.3. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

         If to the Stockholders: c/o Steel Partners II, L.P.
                             150 East 52nd Street
                             21st Floor
                             New York, New York 10022
                             Attention: Warren G. Lichtenstein

         copy to:            Olshan Grundman Frome Rosenzweig & Wolosky, LLP
                             505 Park Avenue
                             New York, New York 10022
                             Attention: Steven Wolosky, Esq.

         If to Parent:       L-3 Communications Corporation
                             600 Third Avenue
                             New York, New York 10016
                             Attention: Christopher Cambria, Esq.

         copy to:            Simpson Thacher & Bartlett

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                        425 Lexington Avenue
                        New York, New York  10017
                        Attention: William E. Curbow, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

7.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

7.5. Termination. This Agreement shall terminate on the earlier of (i) the Effective Time or (ii) the termination of the Merger Agreement in accordance with its terms.

7.6. Waiver of Dissenter's and Appraisal Rights. The Stockholders agree that they will not exercise any rights to dissent from the Merger or request appraisal rights of their Shares pursuant to Section 262 of the DGCL or any other similar provisions of law in connection with the transactions contemplated hereby.

7.7. Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore, each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

7.8. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same agreement.

7.9. Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

7.10. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

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7.11.     Duty of Directors.  Nothing contained in Section 4.1 shall limit the right of any officer, director, employee or representative of a Stockholder who is a director of the Company from exercising his or her fiduciary responsibility as a director, consistent with the terms of the Merger Agreement.

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         IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of each of the parties hereto, all as of the date first above written.

                           L-3 COMMUNICATIONS CORPORATION


                           By: /s/ Christopher C. Cambria
                               --------------------------
                               Name:  Christopher C. Cambria
                               Title: Vice President, Secretary-General Counsel

                           STEEL PARTNERS II, L.P.

                           By: Steel Partners, L.L.C., General Partner


                           By: /s/ Warren G. Lichtenstein
                               --------------------------
                               Warren G. Lichtenstein, Chief Executive Officer


                           SANDERA PARTNERS, L.P.

                           By: Sandera Capital Management L.P., General Partner

                           By: Sandera Capital L.L.C., General Partner


                           By: /s/ Mark E. Schwarz
                               -------------------
                               Mark E. Schwarz, Vice President and Managing
                                                Member


                           NEWCASTLE PARTNERS, L.P.


                           By: /s/ Mark E. Schwarz
                               -------------------
                               Mark E. Schwarz, General Partner

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                                    ANNEX A

                                                           Number of Shares
Name                                                       of Common Stock
----                                                       ---------------

Steel Partners II, L.P.                                            492,600

Sandera Partners, L.P.                                             125,000

Newcastle Partners, L.P.                                             3,100